PNC BANK CORP.                                                      EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES


                                                   Three                           Year ended December 31
                                                 months ended  -------------------------------------------------------------------
Dollars in millions                             March 31, 1999    1998          1997         1996          1995          1994
----------------------------------------------  -------------- ------------  -----------  ------------  ------------  ------------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles                 $488        $1,710       $1,618        $1,527          $627        $1,209
Fixed charges excluding interest on deposits             309         1,366        1,171         1,098         1,487         1,104
                                                -------------  -------------------------------------------------------------------
       Subtotal                                          797         3,076        2,789         2,625         2,114         2,313
Interest on deposits                                     351         1,471        1,457         1,428         1,552         1,160
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Total                                          $1,148        $4,547       $4,246        $4,053        $3,666        $3,473
                                                -------------  ------------  -----------  ------------  ------------  ------------

FIXED CHARGES
Interest on borrowed funds                              $281        $1,267       $1,098        $1,065        $1,454        $1,071
Interest component of rentals                             12            37           29            31            32            32
Amortization of notes and debentures                                     2            1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               16            60           43             1
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Subtotal                                          309         1,366        1,171         1,098         1,487         1,104
Interest on deposits                                     351         1,471        1,457         1,428         1,552         1,160
                                                -------------  ------------  -----------  ------------  ------------  ------------
       Total                                            $660        $2,837       $2,628        $2,526        $3,039        $2,264
                                                -------------  ------------  -----------  ------------  ------------  ------------

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          2.58 x        2.25 x       2.38 x        2.39 x        1.42 x        2.10 x
Including interest on deposits                          1.74          1.60         1.62          1.60          1.21          1.53
-----------------------------------------------------------------------------------------------------------------------------------